Exhibit 99.1
Glacier Bancorp, Inc. Completes Acquisition of Bank of the San Juans in Durango, Colorado
KALISPELL, Montana, December 1, 2008 /PRNewswire-FirstCall/ — Glacier Bancorp, Inc. (Nasdaq: GBCI) today announced the completion of the acquisition of Bank of the San Juans, a community bank based in Durango, Colorado. Bank of the San Juans provides community banking services to individuals and businesses from two banking offices in Durango and one office in Pagosa Springs. As of September 30, 2008 the bank had total assets of $146 million.
“We are delighted to have Bank of the San Juans join the Glacier Bancorp family of banks,” commented Mick Blodnick, Glacier’s President and Chief Executive Officer. “This is a terrific opportunity for us to enter Colorado with a very well managed bank in a great market area.”
The acquisition marks Glacier’s first entry into the state of Colorado. Bank of the San Juans will operate as a separately chartered community banking subsidiary of Glacier.
About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 55 communities in Montana, Idaho, Utah, Washington, Wyoming, and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through eleven community bank subsidiaries. These subsidiaries include six Montana banks: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming; Citizens Community Bank in Idaho; First National Bank of Morgan in Utah; and Bank of the San Juans in Colorado. Visit Glacier’s website at http://www.glacierbancorp.com
SOURCE: Glacier Bancorp, Inc.
CONTACT: Michael J. Blodnick, +1-406-751-4701, or Ron J. Copher, +1-406-751-7706, both of Glacier Bancorp, Inc.